Exhibit 99.1

NEWS

For immediate release

Contact:                                                  Timothy J. Romenesko, Vice President, Chief Financial Officer
(630) 227-2090 or tromenesko@aarcorp.com

AAR CORP. COMPLETES $150 MILLION
PRIVATE PLACEMENT OF CONVERTIBLE NOTES

WOOD DALE, ILLINOIS (February 1, 2006) — AAR CORP. (NYSE: AIR) today announced the completion of a private placement of $150 million aggregate principal amount of its 1.75% convertible senior notes due 2026 (the “Notes”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).  The $150 million aggregate principal amount of Notes includes $25 million resulting from the exercise by the initial purchasers of the Notes of their overallotment option.  The Notes may be converted, under certain circumstances, into common stock of AAR CORP. (the “Company”), cash or a combination of cash and common stock.  The Company intends to use the net proceeds from this private placement to repurchase accounts receivable that have been securitized, to repay a portion of its short-term indebtedness, to make payments under an operating lease associated with aviation equipment, to fund future acquisitions and for general corporate purposes.

The Notes and common stock issuable upon conversion of the Notes have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered nor sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable securities laws.  This news release does not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

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This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on beliefs of Company management, as well as assumptions and estimates based on information currently available to the Company, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated, including those factors discussed under Item 7, entitled “Factors Which May Affect Future Results”, included in the Company’s May 31, 2005 Form 10-K. Should one or more of these risks or uncertainties materialize adversely, or should underlying assumptions or estimates prove incorrect, actual results may vary materially from those described.  These events and uncertainties are difficult or impossible to predict accurately and many are beyond the Company’s control.  The Company assumes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. For additional information, see the comments included in AAR’s filings with the Securities and Exchange Commission.

One AAR Place • 1100 N. Wood Dale Road • Wood Dale, Illinois 60191 USA • 1-630-227-2000 Fax 1-630-227-2101